UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 1999

First Midwest Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10967	36-3161078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Park Boulevard, Suite 405, Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

(630) 875-7450

Registrant's telephone number, including area code

N/A

(Former name and address, if changed since last report)

FIRST MIDWEST BANCORP, INC.

FORM 8-K

November 19, 1999

Item 5. Other Events

On November 19, 1999, First Midwest Bancorp, Inc. (the "Company") announced a three-for-two stock split to be effected in the form of a stock dividend and a 12.5% increase in its cash dividend.

As a result of the split, shareholders of record as of December 3, 1999 will receive one additional share of First Midwest common stock for every two shares owned. Shareholders entitled to fractional shares will receive cash in lieu of fractional certificates based on the average of the daily closing prices of the Company's common stock for the five (5) trading days immediately preceding the record date of December 3, 1999. The new shares and any cash in lieu of fractional certificates will be issued on December 20, 1999.

After giving effect to the split, the new cash dividend of $.18 per share will be paid on January 25, 2000 to shareholders of record on December 31, 1999. The dividend will be paid both on current outstanding shares and newly issued shares resulting from the split. This is the eighth cash dividend increase in the last seven years.

The Company also announced its intent to repurchase up to 1.5 million (split adjusted) shares of its common stock, or approximately 3.7% of such shares outstanding. Currently there are approximately 660,000 (split adjusted) shares remaining under the Company's February 1999 authorization. The combination of the remaining shares and newly authorized shares represent approximately 2.16 million (split adjusted) shares, or 5.2%, of total outstanding shares. Neither authorizations have a time limitation with shares to be purchased from time to time in the open market, through block purchases, in privately negotiated transactions or through other appropriate means.

Item 7. Financial Statements and Exhibits

(a) and (b) not applicable

(c) Exhibit Index:

99 - Press Release issued by First Midwest Bancorp, Inc. dated November 19, 1999.

FIRST MIDWEST BANCORP, INC.

FORM 8-K

November 19, 1999

The following Items are not applicable for this Form 8-K:

Item 1. Changes in Control of Registrant

Item 2. Acquisition or Disposition of Assets

Item 3. Bankruptcy or Receivership

Item 4. Changes in Registrant's Certifying Accountant

Item 6. Resignations of Registrant's Directors

Item 8. Change in Fiscal Year

Item 9. Sales of Equity Securities Pursuant to Regulation S

FIRST MIDWEST BANCORP, INC.

FORM 8-K

November 19, 1999

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.

(Registrant)

Date: November 19, 1999

/s/ DONALD J. SWISTOWICZ

Donald J. Swistowicz

Executive Vice President